Exhibit 10.2

Memorandum of Understanding

Greenfield Energy, LLC and Vivakor, Inc.

The following is agreed between Greenfield Energy, LLC and Vivakor, Inc. related to their operations and investments in Uintah County, Utah (this “Memorandum”). This Memorandum and the terms set forth below shall be non-binding on the Parties in accordance with the terms, subject to the entry into of appropriate definitive agreements, except as set forth below, for a period of five (5) years commencing on the date set forth below on the signature page (“Term”).

Non-Binding Terms:
Parties	Greenfield Energy, LLC, a Utah limited liability company (“Greenfield”) and Vivakor, Inc., a Nevada corporation (“Vivakor”).

Vivakor Processing Plant

Vivakor and Greenfield will develop, design, and construct Vivakor’s enhanced oil sands processing plant on the Property to produce at least 1,000 barrels of oil per day or equivalent tonnage of asphalt cement. The plant, the intellectual property related to the plant and its operations and any byproduct from the operation of the plant will be owned by Vivakor. In addition, Greenfield shall receive 50% of net revenue received by Vivakor for any post-processed sand material from the plant sold through offtake agreements procured by Greenfield.

Professional Services Agreement

Greenfield and Vivakor will enter into a Professional Services Agreement pursuant to which Greenfield may provide certain operating services, including sand treatment and oil upscaling to Vivakor. Such services are to be provided by Valkor, LLC through Greenfield.

Binding Terms:

Confidential Information

The Parties have exchanged confidential information and may exchange additional confidential information as they pursue the relationships and transactions described herein. This Memorandum and their discussions are strictly confidential and shall not be disclosed to the general public or otherwise; provided, however, this information may be disclosed to legal and financial advisers in connection with the Parties relationship and future negotiations. Notwithstanding the foregoing, each party may issue a press release and/or regulatory announcement and/or make a filing with any federal or state agency, regarding the existence of this MOU and the transactions contemplated herein.

Exclusivity

During the Term, the Parties agree that they will not accept offers from or negotiate with any third parties regarding the proposed development of the existing processing plant at the Property. As the owner of the processing technology, Vivakor shall have the sole right and authority to enter into agreements for the sale of asphalt cement produced from the Property.

Miscellaneous	This Memorandum may be executed in counterparts each of which shall be deemed an original. This Memorandum shall be construed, interpreted and governed by the laws of the State of Utah and the parties agree that any disputes hereunder shall be resolved in state or federal courts located in Utah and each party irrevocably submits to the jurisdiction of such courts. This memorandum supersedes any prior discussions or agreements between the parties with respect to the matters set forth herein.

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The parties have entered into this Memorandum which shall be effective this 8th day of March 2022.

GREENFIELD ENERGY, LLC,	VIVAKOR, INC.,
a Utah limited liability company	a Nevada corporation

By: /s/ John Potter	By: /s/ Matthew Nicosia
John Potter, Manager	Matthew Nicosia, CEO

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